Exhibit 99.1

BALLY’S CORPORATION COMPLETES ACQUISITION OF TROPICANA EVANSVILLE CASINO

Transaction Expands Bally’s Physical and Interactive Footprint into Eleventh State

Acquisition Includes Unencumbered Rights to Evansville’s Sports Betting and iGaming Skins

PROVIDENCE, R.I., June 4, 2021 – Bally’s Corporation (NYSE: BALY), a leading U.S. omnichannel provider of land-based gaming and interactive entertainment, today announced that it completed its acquisition of the Tropicana Evansville casino operations from Caesars Entertainment, Inc. (NASDAQ: CZR). As part of the transaction, Bally’s also acquired the unencumbered rights to the Evansville operations’ sports betting and iGaming skins, which will provide the Company with greater access to the growing Indiana gaming market.

George Papanier, President and Chief Executive Officer of Bally’s Corporation, said, “The Tropicana Evansville acquisition closing marks another major accomplishment in what has already been a truly remarkable year for Bally’s. As we continue to implement our growth and diversification strategy with precision, we are excited to welcome the Tropicana Evansville into the Bally’s family and look forward to the opportunity to provide our first-in-class land-based and interactive entertainment offerings to the Indiana gaming market.”

As previously announced, Bally’s acquired the Tropicana Evansville for $140 million. As part of the transaction, an affiliate of Gaming & Leisure Properties, Inc. (“GLPI”) acquired the real estate associated with the Tropicana Evansville casino for $340 million, which it is leasing to Bally’s for $28 million per year, subject to escalation. GLPI also acquired the real estate associated with Bally’s Dover Downs casino for $144 million, which it is leasing back to Bally’s for $12 million per year, subject to escalation. Both leases are governed by a master lease agreement with GLPI, which has an initial term of 15 years and includes four, five-year options.

As a result of this structure, no cash outlay was required by Bally’s at closing. Bally’s expects this transaction to be immediately accretive to earnings.

Tropicana Evansville maintains 79,000 square feet of enclosed space, including 45,000 square feet of casino floor, four dining venues, a race and sportsbook, and back of house space. The complex also includes 11,000 square feet of convention space adjacent to the casino, and a Riverfront Event Center located across the street, which includes 10,000 square feet of convention space overlooking the Ohio River. Accommodations include a 243-room hotel tower and a 95-room boutique hotel.

About Bally’s Corporation

Bally’s Corporation is the premier, full-service, vertically integrated sports betting and iGaming company in the U.S. with a B2B2C business model. It currently owns and manages 13 casinos across nine states, a horse racetrack and 13 authorized OTB licenses in Colorado. It also owns Bet.Works, a first-in-class sports betting platform, Monkey Knife Fight, the fastest growing daily fantasy sports site in North America, and SportCaller, a leading global B2B free-to-play game provider.

With more than 6,000 employees, the Company’s operations include 14,445 slot machines, 498 game tables and 3,680 hotel rooms. Following the completion of pending acquisitions, which include the Jumer’s Casino & Hotel (Rock Island, IL) and the Tropicana Las Vegas (Las Vegas, NV), as well as the construction of a land-based casino near the Nittany Mall in State College, PA, Bally’s will own and manage 16 casinos across 11 states. Bally’s also maintains a multi-year market access partnership with Elite Casino Resorts, through which it will provide mobile sports betting in Iowa, and a temporary sports wagering permit to conduct online sports betting in the Commonwealth of Virginia. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Cautionary Note Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements as to matters that are not historical facts, and include statements about Bally's plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees and are subject to risks and uncertainties. Forward-looking statements are based on Bally's current expectations and assumptions. Although Bally's believes that its expectations and assumptions are reasonable at this time, they should not be regarded as representations that Bally's expectations will be achieved. Actual results may vary materially. Forward-looking statements speak only as of the time of this document and Bally's does not undertake to update or revise them as more information becomes available, except as required by law.

Important factors beyond those that apply to most businesses, some of which are beyond Bally's control, that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

•uncertainties surrounding the COVID-19 pandemic, including limitations on Bally's operations, increased costs, changes in customer attitudes, impact on Bally's employees and the ongoing impact of COVID-19 on general economic conditions;
•unexpected costs, difficulties integrating and other events impacting Bally's recently completed and proposed acquisitions and Bally's ability to realize anticipated benefits;
•risks associated with Bally's rapid growth, including those affecting customer and employee retention, integration and controls;
•risks associated with the impact of the digitalization of gaming on Bally's casino operations, Bally's expansion into iGaming and sports betting and the highly competitive and rapidly changing aspects of Bally's new interactive businesses generally;
•the very substantial regulatory restrictions applicable to Bally's, including costs of compliance;
•restrictions and limitations in agreements governing Bally's debt could significantly affect Bally's ability to operate our business and our liquidity; and
•other risks identified in Part I. Item 1A. "Risk Factors" of Bally's Annual Report on Form 10–K for the fiscal year ended December 31, 2019 as filed with SEC on March 13, 2020 and other filings with the SEC.

The foregoing list of important factors is not exclusive and does not include matters like changes in general economic conditions that affect substantially all gaming businesses.

You should not place undue reliance on Bally's forward-looking statements.

Investor Contact

Steve Capp
Executive Vice President and Chief Financial Officer
401-475-8564
InvestorRelations@twinriver.com

Media Contact

Richard Goldman / David Gill
Kekst CNC
646-847-6102 / 917-842-5384
BallysMediaInquiries@kekstcnc.com